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EXHIBIT 11
BARR LABORATORIES, INC.
COMPUTATION OF PER SHARE EARNINGS (1)
(Amounts in thousands, except per share amounts)
					      1996         1995        1994
PRIMARY
  Average shares outstanding                 13,979       13,418      13,035
  Net effect of dilutive stock options -
  based on the treasury stock method using
  average market price                          526            - (2)     297

				Total        14,505       13,418      13,332

  Net earnings                               $7,016       $6,225      $2,658


  Net earnings per share                      $0.48        $0.46       $0.20

FULLY DILUTED
  Average shares outstanding                 13,979       13,418      13,035

  Net effect of dilutive stock options -
  based on the treasury stock method using
  average market price                          781          336         327



  Convertible debenture                           -            -         755

				Total        14,760       13,754      14,117

  Net earnings                               $7,016       $6,225      $2,658

  Add convertible debt interest, deferred
  finance charges, net of income tax effect                    -         668

  Total                                      $7,016       $6,225      $3,326


  Net earnings per share                      $0.48        $0.45 (3)   $0.24(4)



(1) 1995 and 1994 have been adjusted for the March 1996 3-for-2 stock split.
(2) Stock options of 312 in 1995 are not included because their inclusion results in less than 3% dilution.

(3)    Results in less than 3% dilution.

(4)   Anti-dilutive.
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